Exhibit 16.1

August 10, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: CAVALIER HOLDINGS, INC. File No. 000-52531

Ladies and Gentlemen:

We have read the statements made CAVALIER HOLDINGS INC., which were provided to us on August 10, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP
Most & Company, LLP
Independent Registered Public Accounting Firm